COREL CORPORATION SUBSIDIARIES (DIRECT AND INDIRECT)

NAME		JURISDICTION

Corel Inc.		Delaware
	Corel UK Limited	UK
	Corel SARL	France
	Corel GmbH	Germany
	Corel K.K.	Japan
	Corel Pty Ltd	Australia
	Micrografx Italia S.r.L.	Italy
	Micrografx Technology N.V.	Netherlands Antilles
	Micrografx B.V.	Netherlands
	Micrografx (Europe) AG	Switzerland
	InterCAP Graphics Systems GmbH	Germany

Corel International Corp.		Barbados
Corel do Brasil Ltda.		Brazil
Corel International (UK) Limited		UK
Corel International (France) SARL		France
Corel International (Germany) GmbH		Germany
Corel Corporation Limited		Ireland
3721035 Canada Inc.		Canada
Carleton Acquisition Co.		Delaware
Calgary II Acquisition Corp.		Delaware

NOTES:

1. Indented names are subsidiaries of the entity listed immediately above such subsidiary.

2. Inclusion in this exhibit is not a representation that the subsidiary is a significant subsidiary. Some subsidiaries may be inactive or in process of being liquidated.

3. The majority of voting shares of all subsidiaries are owned by Corel Corporation, its subsidiaries or employee nominees.